April 2, 2018                              Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Welcomes Robert C. Tiede as President and CEO

HARTSVILLE, S.C., U.S. - Sonoco (NYSE:SON), one of the largest diversified global packaging companies, announced today the start of Robert C. Tiede’s tenure as the new President and CEO of Sonoco. Tiede replaces the retiring Jack Sanders, who served as President and CEO since 2013. Tiede will be the ninth CEO of the 119-year-old company.
“It’s humbling, and truly an honor to have the opportunity to lead such a storied company, with a legacy going back more than a century,” said Tiede. “This is an exciting time for Sonoco as we continue to evolve our portfolio and geographic footprint in ways that help us serve our purpose, Better Packaging. Better Life, while delivering value to our shareholders, our customers and our teammates.”
Prior to being named CEO, Rob served as Executive Vice President and Chief Operating Officer of Sonoco, with global leadership, sales and operating responsibility for all of the Company’s diversified consumer, industrial and protective packaging businesses.
“Rob has made significant contributions to Sonoco over the past fourteen years, especially as we have worked to expand our consumer packaging business,” said Board Chairman Harris DeLoach. “We look forward to Rob’s leadership as we continue to build upon our existing foundation, while charting new courses for growth.”
Since joining Sonoco in 2004, Tiede has led all of Sonoco’s global consumer-related businesses, including Rigid Paper Containers, Flexible Packaging, Plastics and Display and Packaging. Before becoming Executive Vice President and COO, Tiede served as Senior Vice President, Global Consumer Packaging and Services, responsible for the Company’s Corporate Customer program as well as its Rigid Plastics, Flexibles and Display and Packaging businesses. Tiede was named to that position in December 2012. During his tenure at Sonoco, the Company’s consumer-related businesses have increased sales by approximately 90 percent and operating profits by 120 percent, as the Company’s consumer growth strategy developed broader global packaging and services capabilities.
Tiede joined Sonoco as president of Sonoco CorrFlex with the 2004 acquisition of CorrFlex Graphics’ point-of-purchase merchandising display and supply chain management business. In 2006, Tiede assumed responsibility for Sonoco’s global packaging services business, and in 2007 he was named division vice president and general manager of the Company’s Flexible Packaging division. Prior to joining Sonoco, Tiede worked in private equity as president of Bostic Packaging/CorrFlex from 2000 to 2004 and president of Sterling International from 1998 to 2000. He also served as Executive Vice President of operations for Graphic Packaging International, Inc.’s flexible packaging division from 1994 to 1998.
Tiede is active in industry and community organizations and is the outgoing chairman of the Flexible Packaging Association and the chairman of the Hartsville United Way. A native of Winnipeg, Manitoba, Canada, Tiede became a U.S. citizen in 2013. He and his wife, Val, maintain a home in Hartsville, S.C. and have three grown children.
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About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information visit www.sonoco.com.

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